For Immediate Release
Citigroup Inc. (NYSE: C)
October 9, 2008
Citi Ends Negotiation with Wells Fargo on Wachovia Transaction
Citi continues to seek compensatory and punitive damages for bad faith breach of contract and tortious interference
Company remains well-capitalized and continues to execute on its business and risk management strategy
New York — Citi announced today that it had reached no agreement with Wells Fargo following several days of discussions about matters related to Wachovia. The dramatic differences in the parties’ transaction structures and their views of the risks involved made it impossible to reach a mutually acceptable agreement.
Citi said: “We are proud to have been part of an historic transaction that was supported by all of the federal banking agencies and the Secretary of the Treasury, after consultation with the President, and that we carefully designed to avoid systemic stress and to advance the interests of our shareholders.”
Citi’s transaction, which it remains willing to complete, protected Wachovia’s holding company debt and its subsidiary banks, while limiting the risk to Citigroup and generating value for its shareholders. The transaction also preserved substantial value for Wachovia’s shareholders and other holding company stakeholders without exposing Citigroup to Wachovia holding company liabilities it declined to assume. Finally, Citigroup agreed to pay $12 billion to the FDIC, and to incur up to $42 billion of losses, in exchange for the contingent loss protection the FDIC agreed to provide.
Citi said: “Without our willingness to engage in this transaction, hundreds of billions of dollars of value would have been seriously threatened. We stood by while others walked away. Now, our shareholders have been unjustly and illegally deprived of the opportunity the transaction created.”
Citi believes that it has strong legal claims against Wachovia, Wells Fargo and their officers, directors, advisors and others for breach of contract and for tortious interference with contract. Citigroup plans to pursue these damage claims vigorously on behalf of its shareholders. However, Citigroup has decided not to ask that the Wells Fargo-Wachovia merger be enjoined.

Citi CEO Vikram Pandit said: “We did not seek the Wachovia transaction; Wachovia brought it to us. Our focus remains on capitalizing on our global strengths. We will continue to apply the same discipline we employed in this and other recent transactions to future acquisition opportunities. We will redouble the focus on our five core businesses and continue to demonstrate strong capital and risk management supported by continuously improving expense control. We are committed to affirming Citi’s position as a leading global financial institution.
“There has been strong affirmation of Citi’s global universal banking model. Citi has a large and diversified deposit base, a strong capital ratio, solid liquidity and tremendous assets. This strength, as well as the company’s commitment to managing risk, has made Citi a favored counterparty during this period,” Mr. Pandit said.
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Citi
Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Nikko. Additional information may be found at www.citigroup.com or www.citi.com.

Media Contacts:
Christina Pretto	(212) 559-9560
Shannon Bell	(212) 793-6206
Michael Hanretta	(212) 559-9466

Investors:
Scott Freidenrich	(212) 559-2718

Fixed Income Investors:
Maurice Raichelson	(212) 559-5091

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